EXHIBIT 3.5

RODIN GLOBAL PROPERTY TRUST, INC.

ARTICLES OF AMENDMENT

Rodin Global Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting existing Article I in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

Cantor Fitzgerald Income Trust, Inc.

SECOND: The Charter is hereby further amended to change the designation of the Corporation’s Class A Common Stock, $0.01 par value per share, to Class AX Common Stock, $0.01 par value per share. All references in the Charter to “Class A Common Shares” are hereby changed to “Class AX Common Shares” and all references in the Charter to “Net Asset Value Per Class A Common Share” are hereby changed to “Net Asset Value Per Class AX Common Share.”

THIRD: The Charter is hereby further amended to change the designation of the Corporation’s Class T Common Stock, $0.01 par value per share, to Class TX Common Stock, $0.01 par value per share. All references in the Charter to “Class T Common Shares” are hereby changed to “Class TX Common Shares” and all references in the Charter to “Net Asset Value Per Class T Common Share” are hereby changed to “Net Asset Value Per Class TX Common Share.”

FOURTH: The Charter is hereby further amended to change the designation of the Corporation’s Class I Common Stock, $0.01 par value per share, to Class IX Common Stock, $0.01 par value per share. All references in the Charter to “Class I Common Shares” are hereby changed to “Class IX Common Shares” and all references in the Charter to “Net Asset Value Per Class I Common Share” are hereby changed to “Net Asset Value Per Class IX Common Share.”

FIFTH: The amendments to the Charter as set forth above have been duly approved by at least a majority of the entire Board of Directors as required by law. The amendments set forth herein are made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) and (2) of the Maryland General Corporation Law.

SIXTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Chief Financial Officer and Treasurer on this 30th day of July, 2020.

ATTEST:		RODIN GLOBAL PROPERTY TRUST, INC.

/s/ Paul M. Pion		By:	/s/ Christopher A. Milner		(SEAL)
Name:	Paul M. Pion		Name:	Christopher A. Milner
Title:	Chief Financial Officer and Treasurer		Title:	President